      As filed with the Securities and Exchange Commission on June 21, 2001
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                               -------------------

                                  PARAVANT INC.
             (Exact name of registrant as specified in its charter)

               Florida                                            59-2209179
    (State or other jurisdiction                     (I.R.S. Employer Identification No.)
  of incorporation or organization)

89 Headquarters Plaza North, Suite 1421, Morristown, New Jersey                07960
        (Address of Principal Executive Office)                              (Zip Code)

                                 Nonemployee Directors' Stock Option Plan
                          Special Non-Qualified Non-Plan Stock Option Agreement
                                        (Full title of the plans)

                                           -------------------

                                  John C. Zisko
              Vice President, Chief Financial Officer and Treasurer
                                  Paravant Inc.
                     89 Headquarters Plaza North, Suite 1421
                          Morristown, New Jersey 07960
                     (Name and address of agent for service)
                                 (973) 631-6190
          (Telephone number, including area code, of agent for service)

                          Copies of Communications To:
                                  Tom McAleavey
                      200 South Orange Avenue, Suite 2600
                             Orlando, Florida 32801
                                 (407) 425-8500

                                     CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
                                                             Proposed             Proposed
              Title of                      Amount            maximum              maximum            Amount of
             securities                     to be          offering price         aggregate          registration
          to be registered               Registered(1)       per share(2)      offering price(2)          fee
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.015            101,000              $1.60             $161,600              $41
per share
------------------------------------------------------------------------------------------------------------------

(1)Represents 90,000 shares of common stock reserved for issuance pursuant to the Nonemployee Directors' Stock Option Plan and 11,000 shares of common stock reserved for issuance pursuant to a Special Non-Qualified Non-Plan Stock Option Agreement. Also includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of outstanding Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)Estimated solely for the purpose of determining the registration fee and calculated in accordance with Rule 457 (h)(1) under the Securities Act based on the average high and low sales price of the Registrant's Common Stock on June 15, 2001, as reported on The Nasdaq Stock Market's National Market System.

================================================================================

                                EXPLANATORY NOTE

         This Registration Statement has been filed pursuant to General Instruction E to Form S-8 to register 90,000 additional shares of common stock to be offered pursuant to the Nonemployee Directors' Stock Option Plan and 11,000 additional shares of common stock to be offered pursuant to a Special Non-Qualified Non-Plan Stock Option Agreement. A registration statement on Form S-8 was filed on September 3, 1998 (Registration No. 333-62851) to register 4,240,868 shares of common stock offered pursuant to the Registrant's Incentive Stock Option Plan, Non-Qualified Stock Option Plan, Nonemployee Directors' Stock Option Plan and certain Special Non-Qualified Non-Plan Stock Option Agreements. That registration statement is currently effective and its contents are incorporated herein by reference, except for the reoffer prospectus included therein.

                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

               (1) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000 (File No. 0-28114);

               (2) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000 (File No. 0-28114);

               (3) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 (File No. 0-28114);

               (4) The Registrant's Proxy Statement for the Annual Meeting of Shareholders held on March 22, 2001, as filed with the Commission on January 26, 2001 (File No. 0-28114); and

               (5) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form SB-2 (Registration No. 333-38279) filed with the Commission on October 20, 1997 (File No. 0-28114).

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing such documents.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 of the Florida Business Corporation Act permits, and in some cases requires, the Registrant as a Florida corporation to indemnify a director, officer, employee, or agent of the Registrant, or any person serving at the request of the Registrant in any such capacity with respect to another entity, against certain expenses and liabilities incurred as a party to any proceeding, including, among others, a proceeding under the Securities Act of 1933 brought against such person by reason of the fact that such person is or was a director, officer, employee, or agent of the Registrant or is or was serving in such capacity with respect to another entity at the request of the Registrant. With respect to actions other than in the right of the Registrant, such indemnification is permitted if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. Termination of any such action by judgment, order, settlement or conviction or a plea of nolo contendere, or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, or with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         With respect to any action threatened, pending or completed in the right of the Registrant to procure a judgment in its favor against any such person, the Registrant may indemnify any such person against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, including the appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which any such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duties to the Registrant unless the court in which the action was brought determines that despite the adjudication of liability, but in view of all the circumstances in the case, such person is fairly and reasonably entitled to indemnity for such expenses.

         Section 607.0850 also provides that if any such person has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether brought in the right of the Registrant or otherwise, such person shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith. If any director or officer does not succeed upon the merits or otherwise in defense of an action, suit or proceeding, then unless pursuant to a determination made by a court, indemnification by the Registrant shall be made only as authorized in the specific case upon a determination that indemnification of the director or officer is proper because he or she has met the applicable standard of conduct. Any such determination may be made:

                  (a) By the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit, or proceeding;

                  (b) If such a quorum is not obtainable or, even if obtainable, by a majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

                  (c) By independent legal counsel selected by the Board of Directors prescribed in paragraph (a) or the committee prescribed in paragraph (b), or if a quorum of the directors cannot be obtained for paragraph (a) or the committee cannot be designated under paragraph
         (b), selected by a majority vote of the full Board of Directors (in which directors who are parties may participate); or

                  (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to the proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

         Section 607.0850 also contains a provision authorizing corporations to purchase and maintain liability insurance on behalf of its directors and officers. For some years the Registrant has maintained an insurance policy which insures directors and officers of the Registrant against amounts the director or officer is obligated to pay in respect of his legal liability, whether actual or asserted, for any negligent act, any error, any omission or any breach of duty which, subject to the applicable limits and terms of the policy, include damages, judgments, settlements, costs of investigation, and costs, charges and expenses incurred in the defense of actions, suits, or proceedings or appeals thereto, subject to the exceptions, limitations and conditions set forth in the policy.

         The Registrant's By-Laws contain provisions making indemnification of the Registrant's directors and officers mandatory to the full extent permitted by Section 607.0850, including circumstances in which indemnification is otherwise discretionary. The By-Laws also provide for advancement of expenses of directors and officers in connection with a proceeding for which the director or officer it entitled to indemnity and specifically authorize the Registrant to obtain insurance to cover directors and officers.

ITEM 8.  EXHIBITS.

         3(i) Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3(i) to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1998).

         3(ii)    Amended and Restated By-laws (incorporated by reference to
                  Exhibit 3(ii) to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000).

         4.3 Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form SB-2 filed on May 16, 1996).

         5.1      Opinion of Holland & Knight LLP.

         23.1     Consent of KPMG LLP.

         23.2 Consent of Holland & Knight LLP appears in its opinion filed as Exhibit 5.1

         24.1 Power of Attorney (included in the signature page in Part II of the Registration Statement)

         99.1 Nonemployee Directors' Stock Option Plan, as amended March 11, 1999 (incorporated by reference to Exhibit 10.45 to the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1999).

         99.2 Agreement Granting Special Stock Option between the Registrant and John P. Singleton dated as of December 15, 1998 (incorporated by reference to Exhibit 10.54 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morristown, State of New Jersey, on June 20, 2001.

                                  PARAVANT INC.

                                  By:  /s/ William R. Craven
                                       ---------------------------------------
                                       William R. Craven
                                       President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Craven and John C. Zisko, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

               Signature                                        Title                            Date
               ---------                                        -----                            ----
       /s/ William R. Craven                        President, Chief Executive               June 20, 2001
---------------------------------------------       Officer  and Director (Principal
         William R. Craven                          Executive Officer)



       /s/ John C. Zisko                            Vice President, Chief Financial          June 20, 2001
--------------------------------------------        Officer and Treasurer (Principal
         John C. Zisko                              Financial and Accounting Officer)



      /s/ Krishan K. Joshi                          Chairman and Director                    June 8, 2001
-------------------------------------------
         Krishan K. Joshi



       /s/ James E. Clifford                        Vice President of Mergers and            June 8, 2001
-------------------------------------------         Acquisitions, Secretary and
         James E. Clifford                          Director



       /s/ Richard P. McNeight                      President of Paravant Computer           June 20, 2001
------------------------------------------          Systems, Inc. and Director
         Richard P. McNeight



       /s/ C. Hyland Schooley                       Director                                 June 8, 2001
-----------------------------------------
         C. Hyland Schooley



       /s/ Michael F. Maguire                       Director                                 June 20, 2001
-----------------------------------------
         Michael F. Maguire



       /s/ John P. Singleton                        Director                                 June 20, 2001
-----------------------------------------
         John P. Singleton


       /s/ Paul E. Blackwell                        Director                                 June 10, 2001
-----------------------------------------
         Paul E. Blackwell

INDEX OF EXHIBITS

         5.1      Opinion of Holland & Knight LLP.

         23.1     Consent of KPMG LLP.

         23.2 Consent of Holland & Knight LLP appears in its opinion filed as Exhibit 5.1

         24.1 Power of Attorney (included in the signature page in Part II of the Registration Statement)

-----------------------